Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

JurichsonS@PharmAthene.com

PHARMATHENE AND PANACEA BIOTEC LTD. ESTABLISH STRATEGIC
ALLIANCE IN BIODEFENSE AND EMERGING INFECTIOUS DISEASES

Panacea Biotec to Make a $13.1 Million Strategic Investment in PharmAthene

ANNAPOLIS, MD – September 30, 2008 – PharmAthene, Inc. (AMEX: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, announced today that it has entered into a strategic alliance with Panacea Biotec Ltd., that includes a strategic equity investment in PharmAthene by Panacea Biotec, through its subsidiary, Kelisia Holdings Ltd., of $13.1 million in exchange for the sale of common stock and warrants.

Under the financing, Panacea Biotec’s subsidiary has agreed to purchase approximately 3.73 million shares of PharmAthene common stock at a negotiated price of $3.50 per share, which represents a 90% premium above the closing price of PharmAthene’s common stock on September 29, 2008.  Upon the closing, Panacea Biotec’s subsidiary will also receive 12-month warrants to purchase up to approximately 2.75 million additional shares of PharmAthene common stock at an exercise price of $5.10 per share.  The transaction is expected to close on or before October 20, 2008.

“Our agreement with Panacea Biotec is part of a comprehensive strategy to strengthen our balance sheet and forge a strategic alliance with a globally recognized biopharmaceutical company,” said David P. Wright, President and Chief Executive Officer of PharmAthene.  “We were attracted to Panacea Biotec because it has distinguished itself as an international health management company that is actively conducting research and development of novel chemical and biological pharmaceutical formulations and has developed a diverse proprietary product portfolio encompassing pediatric vaccines and therapeutics for emerging infectious diseases and other human health needs.”

“An alliance with PharmAthene presents important strategic opportunities to create value for both of our companies,” said Mr. Rajesh Jain, Joint Managing Director of Panacea Biotec.  “Panacea Biotec is committed to identifying partners for US distribution of our products.  We recognize PharmAthene’s strength in the biodefense space and the core competencies of its management team with respect to vaccine development and commercialization.  We are very pleased to participate in this strategic alliance.”

Under a related agreement, PharmAthene has the first right of negotiation for US distribution of certain of Panacea Biotec’s biodefense products and may enter into discussions with Panacea Biotec regarding potential strategic collaborations that could include development and manufacturing by Panacea Biotec of certain PharmAthene biodefense products.

The investment will increase PharmAthene’s ongoing product development activities, enhance working capital, and provide new resources for corporate growth.  Immediately after the closing Panacea Biotec, through its subsidiary, will own approximately 14.5% of PharmAthene’s issued and outstanding common stock and, with the warrant, will have the right to purchase up to an additional 2.75 million shares, subject to a stock ownership cap, following any warrant exercise, of 19.99% of PharmAthene’s issued and outstanding common stock.  During the next three years Panacea Biotec has agreed not to purchase additional shares of PharmAthene stock without the prior written consent of PharmAthene.  Panacea Biotec’s subsidiary will be granted limited rights to participate in future private financings by PharmAthene to maintain its then current ownership level.  In addition, PharmAthene will retain full rights to its proprietary information and technology and full management and operational control.

About the Securities

The securities that are being sold in the transaction have not been registered under the Securities Act of 1933, as amended  (the “Securities Act”) , and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  PharmAthene has agreed to file a registration statement under the Securities Act to register the shares of common stock to be issued at closing and upon any exercise of the warrants for public resale from time to time in the future.   There can be no assurances that the registration statement will be declared effective.  The information contained in this press release does not constitute an offer for the sale of any securities.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include:

•                  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Third generation rPA anthrax vaccine

•                  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax™ - a recombinant dual antigen vaccine for plague

For more information about PharmAthene, please visit www.PharmAthene.com.

About Panacea Biotec Ltd.

Panacea Biotec is an Indian research-based health management company with established research, manufacturing and marketing capabilities.  Panacea Biotec’s product portfolio includes innovative prescription products in important therapeutic areas such as pain management, diabetes management, renal-disease management, anti-osteoporosis, anti-tubercualar, gastro-intestinal care products, and vaccines.  Panacea Biotec has collaborations with leading Indian and international research organizations and corporations.  The Company operates manufacturing facilities and has five research and development centers and employs approximately 3,200 employees including over 280 scientists.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, the award of government contracts to our competitors, unforeseen safety issues, unexpected  determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).  Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.pharmathene.com.

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